Exhibit 10.1
PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda
November 1, 2005
Mr. Michael E. Lombardozzi
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda
Dear Michael:
          I am writing this letter (this “Letter Agreement”) to amend and restate the letter agreement between you and St. Paul Re, Inc. dated July 5, 2002, as amended August 16, 2002, as assigned to and assumed by Platinum Underwriters Holdings, Ltd., a Bermuda company (“Platinum”), on November 1, 2002, and as amended March 12, 2004 (the “Prior Agreement”) and to confirm the terms and conditions of your employment with Platinum following the Effective Date (as defined below).
     1. Term of Employment.
          Your employment hereunder will commence on November 1, 2005 (the “Effective Date”) and, subject to termination as provided in Section 11, shall end on the third anniversary of the Effective Date; provided that, on the third anniversary and each anniversary thereafter, the term of your employment shall automatically be extended by an additional year unless Platinum or you give the other party written notice, at least 90 days prior to such anniversary, that Platinum has determined or you have determined that the term shall not be so extended. Such employment period, as extended, shall hereinafter be referred to as the “Term.”
     2. Title and Duties.
          During the Term, you will serve as Executive Vice President, General Counsel and Chief Administrative Officer of Platinum. You will have such duties and responsibilities and power and authority as those normally associated with such positions, plus any additional duties and responsibilities or power and authority assigned to you by the Chief Executive Officer, the Chairman of the Board or the Board of Directors of Platinum.

     3. Base Salary.
          During the Term, Platinum will pay you a minimum base salary (“Base Salary”) at an annual rate of US$467,500, payable in cash in accordance with Platinum’s payroll practices as in effect from time to time. Your Base Salary shall be reviewed annually by the Chief Executive Officer of Platinum.
     4. Bonus.
          During each fiscal year of the Term, you will be eligible for an annual performance bonus (“Annual Bonus”) pursuant to the terms of Platinum’s Annual Incentive Plan. Your Annual Bonus will have an incentive target equal to 100% of Base Salary (the “Target Bonus”) with the range of bonus payout to be from 0% to 200% of Base Salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. For purposes of your Annual Bonus for fiscal year 2005, your Base Salary shall be US$467,500. Your Annual Bonus will be paid in accordance with the terms of the Annual Incentive Plan following the end of the applicable fiscal year, subject to such terms and conditions as the Compensation Committee of the Board of Directors (the “Committee”) shall require and in such form as determined by the Committee; currently payment is made fifty percent (50%) in cash and fifty percent (50%) in restricted share units (“Bonus RSUs”). The terms of any Bonus RSUs paid to you will be provided for in an Award Agreement for Restricted Share Units between you and Platinum substantially in the form attached hereto as Exhibit A.
     5. Equity Awards.
          (a) Grant of Restricted Common Shares. As of the Effective Date, you will be granted by Platinum under the terms of Platinum’s 2002 Share Incentive Plan (the “2002 Plan”) an award of restricted shares (the “Restricted Shares”) with respect to 18,428 common shares, par value US$0.01 per share, of Platinum (the “Common Shares”). The terms of the Restricted Shares will be provided for in a Restricted Share Award Agreement between you and Platinum substantially in the form attached hereto as Exhibit B.
          (b) Grant of Options. As of the Effective Date, you will be granted by Platinum under the terms of the 2002 Plan an award of options (the “Options”) to purchase 69,105 Common Shares at an exercise price of US$28.49 per Common Share (the “Fair Market Value” (as defined in the 2002 Plan) of a Common Share on the date of grant). The terms of the Options will be provided for in a Nonqualified Share Option Agreement between you and Platinum substantially in the form attached hereto as Exhibit C; provided, however, that, notwithstanding any provision in the Nonqualified Share Option Agreement to the contrary, the Options shall become fully and immediately vested and exercisable upon the termination of your employment for Good Reason or without Cause.

          (c) You shall not be entitled to receive any additional awards of Common Shares, restricted Common Shares, options or other equity securities of Platinum until March 2008.
     6. Executive Incentive Plan Awards.
          During the Term, you will be a participant in Platinum’s Executive Incentive Plan. During each year of the Term, it is expected that you will be granted a target annual award opportunity of 75% of your Base Salary, payable on the fifth anniversary of the award date if certain performance objectives are achieved by Platinum (each, an “LTIP Award”). The actual amount, the terms and conditions and the form of payment of any LTIP Award will be determined by the Committee in its sole discretion, in accordance with the terms of the Executive Incentive Plan. You will receive payment of any accrued LTIP Award if you remain employed by Platinum until the date determined by the Committee for payment in accordance with the terms of the Executive Incentive Plan; provided, however, that each outstanding LTIP Award shall vest immediately in the event you terminate your employment during the Term for Good Reason or if your employment is terminated during the Term by Platinum without Cause, and, subject to the achievement by Platinum of the performance objectives relating to such LTIP Award as determined in accordance with the terms of the Executive Incentive Plan, such LTIP Award shall be payable within 90 days following the Committee’s ratification of the financial results for the Performance Cycle (as defined in the Executive Incentive Plan), on a prorated basis reflecting the period of service by you during the Performance Cycle.
     7. Share Ownership Guidelines.
          You will be required to accumulate 50,000 Common Shares in accordance with the Share Ownership Guidelines adopted by the Board of Directors of Platinum (the “Guidelines”) before selling any Common Shares received under any of Platinum’s compensation plans, subject to certain exceptions set forth in the Guidelines.
     8. Employee Benefits.
          During the Term, you will be eligible to participate in the employee benefit plans and arrangements that are generally available to senior executives of Platinum, subject to the terms and conditions of such plans and arrangements. The Board of Directors of Platinum reserves the right to amend or terminate any employee benefit plan or arrangement at any time, and to adopt any new plan or arrangement.
     9. Platinum Expatriate Benefits.
          Platinum will reimburse you up to a maximum of US$50,000 for the costs and expenses reasonably incurred by you (including duty taxes) within the first twelve months after the Effective Date in connection with your family’s relocation to Bermuda. During the Term, Platinum will reimburse you and your family for first-class roundtrip air travel to the United States on up to four occasions per year. Your current housing and living allowance of US$15,000 per month will be increased to US$25,000 per month beginning on March 1, 2006. Platinum will continue to provide you with a car allowance of US$700 per month during the Term. You will be responsible for any tax liability associated with these payments.
     10. Business Expenses.
          During the Term, Platinum will reimburse you for all reasonable expenses incurred by you in carrying out your duties and responsibilities under this Letter Agreement in accordance with its policies for senior executives as in effect from time to time.
     11. Termination of Employment.
          (a) Termination for Good Reason or Without Cause. If you terminate your employment during the Term for Good Reason or if your employment is terminated during the Term by Platinum without Cause, (i) you will receive, immediately upon the effectiveness of such termination, a lump sum cash payment equal to the sum of (A) one year’s Base Salary and Target Bonus and (B) any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under Platinum’s employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement; and (ii) your Bonus RSUs, Restricted Shares, Options and LTIP Awards will vest in accordance with their respective terms except as otherwise set forth herein. The foregoing payment and vesting will be conditioned upon you executing and honoring a standard waiver and release of claims in favor of Platinum in a form determined by Platinum.
          (b) Termination Other than for Good Reason; Termination for Cause. If you terminate your employment during the Term other than for Good Reason or if your employment is terminated by Platinum during the Term for Cause, all Bonus RSUs, Restricted Shares, Options and LTIP Awards will be forfeited in accordance with their respective terms as set forth in the exhibits hereto or, in the case of the LTIP Awards, as determined by the Committee, and you will receive no further payments, compensation or benefits under this Letter Agreement, except you will receive, upon the effectiveness of such termination, any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under Platinum’s employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement.
          (c) Death or Disability. Upon the termination of your employment during the Term on account of your death or “Disability” (as defined below), (i) you or your beneficiaries will receive (A) a pro-rata portion through the date of effectiveness of such termination of your Target Bonus for the year of termination and (B) any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under Platinum’s employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement; and (ii) your Bonus RSUs, Restricted Shares, Options and LTIP

Awards will vest in accordance with their respective terms except as otherwise set forth herein.
          (d) Definitions.
          (i) Cause. For purposes of this Letter Agreement, “Cause” means (A) your willful and continued failure to substantially perform your duties hereunder; (B) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (C) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with Platinum or any of its subsidiaries, or other willful act that materially damages the reputation of Platinum or any of its subsidiaries; (D) your breach of any restrictive covenants in Section 12 hereof or in any option or other award agreement between you and Platinum; or (E) prior to the accumulation of 50,000 Common Shares by you, the sale, transfer or hypothecation by you during the Term of Common Shares in violation of the Guidelines; provided, however, that no such act, failure to act or event shall be treated as “Cause” under this Letter Agreement unless you have been provided a detailed, written statement of the basis for Platinum’s belief that such act, failure to act or event constitutes “Cause” and have had at least thirty (30) days after receipt of such statement to take corrective action. For purposes of this Section 11(d)(i), no act or failure to act will be considered “willful” unless it is done, or failed to be done, in bad faith, and without reasonable belief that the act or failure to act was in the best interest of Platinum.
          (ii) Good Reason. For purposes of this Letter Agreement, “Good Reason” means, without your express written consent, (A) Platinum reduces your Base Salary or your Target Bonus; (B) Platinum reduces the scope of your duties, responsibilities or authority; (C) you are required to report to anyone other than the Chief Executive Officer, the Chairman of the Board or the Board of Directors of Platinum; (D) you are required to be principally based other than in Platinum’s offices in Bermuda; (E) Platinum breaches any other material provision of this Letter Agreement; or (F) Platinum elects not to extend the Term as provided herein; provided, however, that if you voluntarily consent to any reduction or change described above in lieu of exercising your right to resign for Good Reason and deliver such consent to Platinum in writing, then such reduction or change shall not constitute “Good Reason” hereunder, but you shall have the right to resign for Good Reason under this Letter Agreement as a result of any subsequent reduction or change described above.
          (iii) Disability. For purposes of this Letter Agreement, “Disability” means a termination of your employment by Platinum, if you have been rendered incapable of performing your duties by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (A) six or more consecutive months from the first date of your absence due to the disability or (B) nine or more months during any twelve-month period.

     12. Covenants.
          In exchange for the remuneration outlined above, in addition to providing services to Platinum as set forth in this Letter Agreement, you agree to the following covenants, which you agree are intended to survive the Term and any termination or expiration of this Letter Agreement:
          (a) Confidentiality. During the period of your employment and for all periods following any termination of your employment for any reason, you will keep confidential any trade secrets and confidential or proprietary information of Platinum (and its subsidiaries and affiliates) which are now known to you or which hereafter may become known to you as a result of your employment or association with Platinum, and will not at any time, directly or indirectly, disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of Platinum (or its subsidiaries or affiliates) during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, “trade secrets and confidential or proprietary information” means information unique to Platinum (or its subsidiaries or affiliates) which has a significant business purpose and is not known or generally available from sources outside Platinum (or its subsidiaries or affiliates) or typical of industry practice, but shall not include any of the foregoing (i) information that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission by you or (ii) information that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to Platinum to enable Platinum (or its subsidiaries or affiliates) to seek an appropriate protective order or confidential treatment.
          (b) Non-Solicitation. You further covenant that during the term of your employment with Platinum and during the fifteen-month period following termination of such employment for any reason, you will not, without the prior written consent of Platinum, directly or indirectly, hire, or cause to be hired by an enterprise with which you may ultimately become associated, any senior executive of Platinum (or its subsidiaries or affiliates) at the time of termination of your employment with Platinum (defined for such purposes to include executives to whom you report, that report directly to you or that report directly to such executives that report directly to you).
          (c) Enforcement. You acknowledge that if you breach any provision of this Section 12, Platinum (or its subsidiaries or affiliates) will suffer irreparable injury. It is therefore agreed that Platinum (or its subsidiaries or affiliates) shall have the right to enjoin any such breach, without posting any bond, if permitted by a court of the applicable jurisdiction. You hereby waive the adequacy of a remedy at law as a defense to such relief. The existence of this right to injunctive, or other equitable relief, shall not limit any other rights or remedies which Platinum (or its subsidiaries or affiliates) may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. You acknowledge and agree that the provisions of this Section 12 are reasonable and necessary for the successful operation of Platinum. In the event an arbitrator or a court of competent jurisdiction determines that you have breached your obligations in any material respect under this Section 12, Platinum, in addition to pursuing all available remedies under this Letter Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease all payments to you under this Letter Agreement. If any provision of this Section 12 is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Letter Agreement, you and Platinum agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Section 12 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Letter Agreement (or any portion thereof).
     13. Miscellaneous Provisions.
          (a) All compensation paid to you under this Letter Agreement shall be subject to all applicable income tax, employment tax and all other federal, state and local tax withholdings and deductions.
          (b) This Letter Agreement constitutes the entire agreement between you and Platinum with respect to the subject matter hereof and supercedes any and all prior agreements or understandings between you and Platinum or any of its subsidiaries or affiliates with respect to the subject matter hereof, whether written or oral, including, without limitation, the Prior Agreement, which is hereby terminated with no further force or effect. This Letter Agreement may not be amended or terminated without the prior written consent of you and Platinum.
          (c) This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.
          (d) This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.
          (e) Subject to Section 12(d) of this Letter Agreement, all disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in New York City. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party’s costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party, unless you are, in whole, and not in part, the prevailing party in the award entered in such arbitration, in which case, all such costs and expenses shall be borne by Platinum.
          (f) All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:
          Michael E. Lombardozzi, to:

The address maintained in Platinum’s records
          Platinum, to:

Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Chief Executive Officer
In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed fax or e-mail, which will be effective upon receipt.
          (g) This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.
          (h) This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.
          If this Letter Agreement correctly reflects your understanding, please sign and return one copy to me for Platinum’s records.

Platinum Underwriters Holdings, Ltd.

By:	/s/ Michael D. Price

Michael D. Price
President and Chief Executive Officer

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

/s/ Michael E. Lombardozzi

Michael E. Lombardozzi

Dated as of November 1, 2005